SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO § 240.13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO § 240.13d-2

UNDER THE SECURITIES EXCHANGE ACT OF 1934

Ultra Petroleum Corp.
(Name of Issuer)

Common Shares, without par value
(Title of Class of Securities)

903914109
(CUSIP Number)

August 16, 2016
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

13G
CUSIP No. 903914109	Page 2 of 20 Pages

1	NAMES OF REPORTING PERSON

Scoggin Capital Management II LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
2,320,057

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
2,320,057

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,320,057

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.5%

12	TYPE OF REPORTING PERSON
OO

13G
CUSIP No. 903914109	Page 3 of 20 Pages

1	NAMES OF REPORTING PERSON

Scoggin International Fund, Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
2,062,073

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
2,062,073

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,062,073

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.3%

12	TYPE OF REPORTING PERSON
CO

13G
CUSIP No. 903914109	Page 4 of 20 Pages

1	NAMES OF REPORTING PERSON

Scoggin Worldwide Fund, Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
986,456

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
986,456

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
986,456

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.6%

12	TYPE OF REPORTING PERSON
CO

13G
CUSIP No. 903914109	Page 5 of 20 Pages

1	NAMES OF REPORTING PERSON

SB Special Situation Master Fund SPC – Portfolio F

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
2,151,610

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
2,151,610

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,151,610

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.4%

12	TYPE OF REPORTING PERSON
CO

13G
CUSIP No. 903914109	Page 6 of 20 Pages

1	NAMES OF REPORTING PERSON

Scoggin Management LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
4,382,130

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
4,382,130

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,382,130

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.9%

12	TYPE OF REPORTING PERSON
PN

13G
CUSIP No. 903914109	Page 7 of 20 Pages

1	NAMES OF REPORTING PERSON

Scoggin GP LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
4,382,130

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
4,382,130

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,382,130

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.9%

12	TYPE OF REPORTING PERSON
OO

13G
CUSIP No. 903914109	Page 8 of 20 Pages

1	NAMES OF REPORTING PERSON

Old Bellows Partners LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
3,138,066

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
3,138,066

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,138,066

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.0%

12	TYPE OF REPORTING PERSON
PN

13G
CUSIP No. 903914109	Page 9 of 20 Pages

1	NAMES OF REPORTING PERSON

Old Bell Associates LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
3,138,066

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
3,138,066

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,138,066

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.0%

12	TYPE OF REPORTING PERSON
OO

13G
CUSIP No. 903914109	Page 10 of 20 Pages

1	NAMES OF REPORTING PERSON

A. Dev Chodry

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
33,000

	6	SHARED VOTING POWER
7,520,196

	7	SOLE DISPOSITIVE POWER
33,000

	8	SHARED DISPOSITIVE POWER
7,520,196

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
7,553,196

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.9%

12	TYPE OF REPORTING PERSON
IN

13G
CUSIP No. 903914109	Page 11 of 20 Pages

1	NAMES OF REPORTING PERSON

Craig Effron

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
25,000

	6	SHARED VOTING POWER
7,520,196

	7	SOLE DISPOSITIVE POWER
25,000

	8	SHARED DISPOSITIVE POWER
7,520,196

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
7,545,196

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.9%

12	TYPE OF REPORTING PERSON
IN

13G
CUSIP No. 903914109	Page 12 of 20 Pages

1	NAMES OF REPORTING PERSON

Curtis Schenker

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☒
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
162,140

	6	SHARED VOTING POWER
7,520,196

	7	SOLE DISPOSITIVE POWER
162,140

	8	SHARED DISPOSITIVE POWER
7,520,196

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
7,682,336

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.0%

12	TYPE OF REPORTING PERSON
IN

Item 1(a).	Name of Issuer:

Ultra Petroleum Corp.

Item 1(b).	Address of Issuer’s Principal Executive Offices:

400 North Sam Houston Parkway E., Suite 1200, Houston, Texas

Item 2(a).	Name of Persons Filing:

(i)	Scoggin Capital Management II LLC
(ii)	Scoggin International Fund, Ltd.
(iii)	Scoggin Worldwide Fund, Ltd.
(iv)	SB Special Situation Master Fund SPC – Portfolio F
(v)	Scoggin Management LP
(vi)	Scoggin GP LLC
(vii)	Old Bellows Partners LP
(viii)	Old Bell Associates LLC
(ix)	A. Dev Chodry
(x)	Craig Effron
(xi)	Curtis Schenker

(collectively, the “Reporting Persons” and each, a “Reporting Person”)

Item 2(b).	Address of Principal Business Office or, if None, Residence:

Each of Scoggin International Fund, Ltd., Scoggin Worldwide Fund, Ltd. and SB Special Situation Master Fund SPC – Portfolio F has a business address at c/o Mourant Ozannes Corporate Services (Cayman) Ltd., 94 Solaris Avenue, Camana Bay, P.O. Box 1348, Grand Cayman, KY1-1108, Cayman Islands.

Each of the other Reporting Persons has a business address at 660 Madison Avenue, New York, NY 10065.

Item 2(c).	Citizenship or Place of Organization:

(i)	Scoggin Capital Management II LLC
Delaware

(ii)	Scoggin International Fund, Ltd.
Cayman Islands

(iii)	Scoggin Worldwide Fund, Ltd.
Cayman Islands

(iv)	SB Special Situation Master Fund SPC – Portfolio F
Cayman Islands

(v)	Scoggin Management LP
Delaware

(vi)	Scoggin GP LLC
Delaware

(vii)	Old Bellows Partners LP
Delaware

(viii)	Old Bell Associates LLC
New York

(ix)	A. Dev Chodry
USA

(x)	Craig Effron
USA

(xi)	Curtis Schenker
USA

Item 2(d).	Title of Class of Securities:

Common Shares

Item 2(e).	CUSIP Number:

903914109

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o);

(b)	☐	Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)	☐	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);

(j)	☐	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

(k)	☐	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

Item 4.	Ownership.

(i)	Scoggin Capital Management II LLC[1]

(a)	Amount beneficially owned: 2,320,057

(b)	Percent of class: 1.5%[2]

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 2,320,057

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 2,320,057

(iv)	Shared power to dispose or to direct the disposition of: 0

(ii)	Scoggin International Fund, Ltd.[3]

(a)	Amount beneficially owned: 2,062,073

(b)	Percent of class: 1.3%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 2,062,073

(ii)	Shared power to vote or to direct the vote: 0

[1]	The investment manager of Scoggin Capital Management II LLC is Scoggin Management LP. A. Dev Chodry is the Chief Investment Officer for Distressed Credit Strategies for Scoggin Management LP. Craig Effron and Curtis Schenker are Co-Chief Investment Officers for Event Driven Strategies for Scoggin Management LP. Scoggin GP LLC is the general partner of Scoggin Management LP. Craig Effron and Curtis Schenker are the managing members of Scoggin GP LLC.

[2]	Percentages are based on 153,388,832 shares of common stock outstanding as of July 20, 2016.

[3]	The investment manager of Scoggin International Fund, Ltd. is Scoggin Management LP. A. Dev Chodry is the Chief Investment Officer for Distressed Credit Strategies for Scoggin Management LP. Craig Effron and Curtis Schenker are Co-Chief Investment Officers for Event Driven Strategies for Scoggin Management LP. Scoggin GP LLC is the general partner of Scoggin Management LP. Craig Effron and Curtis Schenker are the managing members of Scoggin GP LLC.

(iii)	Sole power to dispose or to direct the disposition of: 2,062,073

(iv)	Shared power to dispose or to direct the disposition of: 0

(iii)	Scoggin Worldwide Fund, Ltd.[4]

(a)	Amount beneficially owned: 986,456

(b)	Percent of class: 0.6%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 986,456

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 986,456

(iv)	Shared power to dispose or to direct the disposition of: 0

(iv)	SB Special Situation Master Fund SPC – Portfolio F5

(a)	Amount beneficially owned: 2,151,610

(b)	Percent of class: 1.4%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 2,151,610

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 2,151,610

(iv)	Shared power to dispose or to direct the disposition of: 0

[4]	The investment manager of Scoggin Worldwide Fund, Ltd. is Old Bellows Partners LP. Craig Effron and Curtis Schenker are Co-Chief Investment Officers for Event Driven Strategies for Old Bellows Partners LP. Old Bell Associates LLC is the general partner of Old Bellows Partners LP. A. Dev Chodry is the managing member of Old Bell Associates LLC.

[5]	The investment manager of SB Special Situation Master Fund SPC – Portfolio F is Old Bellows Partners LP. Craig Effron and Curtis Schenker are Co-Chief Investment Officers for Event Driven Strategies for Old Bellows Partners LP. Old Bell Associates LLC is the general partner of Old Bellows Partners LP. A. Dev Chodry is the managing member of Old Bell Associates LLC.

(v)	Scoggin Management LP6

(a)	Amount beneficially owned: 4,382,130

(b)	Percent of class: 2.9%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 4,382,130

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 4,382,130

(iv)	Shared power to dispose or to direct the disposition of: 0

(vi)	Scoggin GP LLC[7]

(a)	Amount beneficially owned: 4,382,130

(b)	Percent of class: 2.9%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 4,382,130

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 4,382,130

(iv)	Shared power to dispose or to direct the disposition of: 0

[6]	Scoggin Management LP is the investment manager of Scoggin Capital Management II LLC and Scoggin International Fund, Ltd. A. Dev Chodry is the Chief Investment Officer for Distressed Credit Strategies for Scoggin Management LP. Craig Effron and Curtis Schenker are Co-Chief Investment Officers for Event Driven Strategies for Scoggin Management LP. Scoggin GP LLC is the general partner of Scoggin Management LP. Craig Effron and Curtis Schenker are the managing members of Scoggin GP LLC.

[7]	Scoggin GP LLC is the general partner of Scoggin Management LP. Scoggin Management LP is the investment manager of Scoggin Capital Management II LLC and Scoggin International Fund, Ltd. A. Dev Chodry is the Chief Investment Officer for Distressed Credit Strategies for Scoggin Management LP. Craig Effron and Curtis Schenker are Co-Chief Investment Officers for Event Driven Strategies for Scoggin Management LP. Craig Effron and Curtis Schenker are the managing members of Scoggin GP LLC.

(vii)	Old Bellows Partners LP8

(a)	Amount beneficially owned: 3,138,066

(b)	Percent of class: 2.0%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 3,138,066

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 3,138,066

(iv)	Shared power to dispose or to direct the disposition of: 0

(viii)	Old Bell Associates LLC[9]

(a)	Amount beneficially owned: 3,138,066

(b)	Percent of class: 2.0%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 3,138,066

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 3,138,066

(ix)	A. Dev Chodry[10]

(a)	Amount beneficially owned: 7,553,196

(b)	Percent of class: 4.9%

(c)	Number of shares as to which such person has:

[8]	Old Bellows Partners LP is the investment manager of Scoggin Worldwide Fund, Ltd. and of SB Special Situation Master Fund SPC – Portfolio F. Craig Effron and Curtis Schenker are Co-Chief Investment Officer of Event Driven Strategies for Old Bellows Partners LP. Old Bell Associates LLC is the general partner of Old Bellows Partners LP. A. Dev Chodry is the managing member of Old Bell Associates LLC.

[9]	Old Bell Associates LLC is the general partner of Old Bellows Partners LP. A. Dev Chodry is the managing member of Old Bell Associates LLC. Old Bellows Partners LP is the investment manager of Scoggin Worldwide Fund, Ltd. and of SB Special Situation Master Fund SPC – Portfolio F. Craig Effron and Curtis Schenker are Co-Chief Investment Officers of Event Driven Strategies for Old Bellows Partners LP.

[10]	A. Dev Chodry is the Chief Investment Officer for Distressed Credit Strategies for Scoggin Management LP. Scoggin Management LP is the investment manager of Scoggin Capital Management II LLC and Scoggin International Fund, Ltd. A. Dev Chodry is the managing member of Old Bell Associates LLC. Old Bell Associates LLC is the general partner of Old Bellows Partners LP. Old Bellows Partners LP is the investment manager of Scoggin Worldwide Fund, Ltd. and of SB Special Situation Master Fund SPC – Portfolio F.

(i)	Sole power to vote or to direct the vote: 33,000

(ii)	Shared power to vote or to direct the vote: 7,520,196

(iii)	Sole power to dispose or to direct the disposition of: 33,000

(iv)	Shared power to dispose or to direct the disposition of: 7,520,196

(x)	Craig Effron[11]

(a)	Amount beneficially owned: 7,545,196

(b)	Percent of class: 4.9%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 25,000

(ii)	Shared power to vote or to direct the vote: 7,520,196

(iii)	Sole power to dispose or to direct the disposition of: 25,000

(iv)	Shared power to dispose or to direct the disposition of: 7,520,196

(xi)	Curtis Schenker[12]

(a)	Amount beneficially owned: 7,682,336

(b)	Percent of class: 5.0%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 162,140[13]

[11]	Craig Effron is a Co-Chief Investment Officer for Event Driven Strategies for Scoggin Management LP. Scoggin Management LP is the investment manager of Scoggin Capital Management II LLC and Scoggin International Fund, Ltd. Scoggin GP LLC is the general partner of Scoggin Management LP. Craig Effron is a managing member of Scoggin GP LLC. Craig Effron is a Co-Chief Investment Officer for Event Driven Strategies for Old Bellows Partners LP. Old Bellows Partners LP is the investment manager of Scoggin Worldwide Fund, Ltd. and of SB Special Situation Master Fund SPC – Portfolio F.

[12]	Curtis Schenker is a Co-Chief Investment Officer for Event Driven Strategies for Scoggin Management LP. Scoggin Management LP is the investment manager of Scoggin Capital Management II LLC and Scoggin International Fund, Ltd. Scoggin GP LLC is the general partner of Scoggin Management LP. Curtis Schenker is a managing member of Scoggin GP LLC. Curtis Schenker is a Co-Chief Investment Officer for Event Driven Strategies for Old Bellows Partners LP. Old Bellows Partners LP is the investment manager of Scoggin Worldwide Fund, Ltd. and of SB Special Situation Master Fund SPC – Portfolio F.

[13]	Includes 82,140 shares held in accounts as to which Curtis Schenker has discretionary authority.

(ii)	Shared power to vote or to direct the vote: 7,520,196

(iii)	Sole power to dispose or to direct the disposition of: 162,140

(iv)	Shared power to dispose or to direct the disposition of: 7,520,196

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

A person other than the Reporting Persons has the right to receive dividends from, or the proceeds from the sale of, such securities with respect to the 82,140 shares held in certain accounts as to which Curtis Schenker has discretionary authority.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable

Item 8.	Identification and Classification of Members of the Group.
Not applicable

Item 9.	Notice of Dissolution of Group.

Not applicable

Item 10.	Certification.

By signing below the undersigned certifies that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURE

After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement with respect to the Reporting Person on whose behalf the undersigned is executing this statement is true, complete and correct.

Dated as of August 26, 2016	Scoggin Capital Management II LLC
By: Scoggin Management LP as Investment Manager By: Scoggin GP LLC, its General Partner By: /s/ Craig Effron Name: Craig Effron Title: Managing Member

Dated as of August 26, 2016	Scoggin International Fund, Ltd.
By: Scoggin Management LP, as Investment Manager By: Scoggin GP LLC, its General Partner By: /s/ Craig Effron Name: Craig Effron Title: Managing Member

Dated as of August 26, 2016	Scoggin Worldwide Fund, Ltd.
By: Old Bellows Partners LP, as Investment Manager By: Old Bell Associates LLC, its General Partner By: /s/ A. Dev Chodry Name: A. Dev Chodry Title: Managing Member

Dated as of August 26, 2016	SB Special Situation Master Fund SPC – Portfolio F
By: Old Bellows Partners LP, as Investment Manager By: Old Bell Associates LLC, its General Partner By: /s/ A. Dev Chodry Name: A. Dev Chodry Title: Managing Member

Dated as of August 26, 2016	Scoggin Management LP
By: Scoggin GP LLC, its General Partner By: /s/ Craig Effron Name: Craig Effron Title: Managing Member

Dated as of August 26, 2016	Scoggin GP LLC
By: /s/ Craig Effron Name: Craig Effron Title: Managing Member
Dated as of August 26, 2016	Old Bellows Partners LP
By: Old Bell Associates LLC, its General Partner
By: /s/ A. Dev Chodry Name: A. Dev Chodry Title: Managing Member
Dated as of August 26, 2016	Old Bell Associates LLC

By: /s/ A. Dev Chodry Name: A. Dev Chodry Title: Managing Member

Dated as of August 26, 2016	/s/ A. Dev Chodry A. Dev Chodry

Dated as of August 26, 2016	/s/ Craig Effron Craig Effron

Dated as of August 26, 2016	/s/ Curtis Schenker Curtis Schenker

Exhibit A
Agreement of Joint Filing
Pursuant to 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to join in the filing on behalf of each of them of a Statement on Schedule 13G and any and all amendments thereto, and that this Agreement be included as an Exhibit to such filing.
This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same agreement.
IN WITNESS WHEREOF, the undersigned have executed this Agreement.

Dated as of August 26, 2016	Scoggin Capital Management II LLC
By: Scoggin Management LP, as Investment Manager By: Scoggin GP LLC, its General Partner By: /s/ Craig Effron Name: Craig Effron Title: Managing Member

Dated as of August 26, 2016	Scoggin International Fund, Ltd.
By: Scoggin Management LP, as Investment Manager By: Scoggin GP LLC, its General Partner By: /s/ Craig Effron Name: Craig Effron Title: Managing Member

Dated as of August 26, 2016	Scoggin Worldwide Fund, Ltd.
By: Old Bellows Partners LP, as Investment Manager By: Old Bell Associates LLC, its General Partner By: /s/ A. Dev Chodry Name: A. Dev Chodry Title: Managing Member

Dated as of August 26, 2016	SB Special Situation Master Fund SPC – Portfolio F
By: Old Bellows Partners LP, as Investment Manager By: Old Bell Associates LLC, its General Partner By: /s/ A. Dev Chodry Name: A. Dev Chodry Title: Managing Member

Dated as of August 26, 2016	Scoggin Management LP
By: Scoggin GP LLC, its General Partner By: /s/ Craig Effron Name: Craig Effron Title: Managing Member
Dated as of August 26, 2016	Scoggin GP LLC
By: /s/ Craig Effron Name: Craig Effron Title: Managing Member

Dated as of August 26, 2016	Old Bellows Partners LP
By: Old Bell Associates LLC, its General Partner
By: /s/ A. Dev Chodry Name: A. Dev Chodry Title: Managing Member

Dated as of August 26, 2016	Old Bell Associates LLC
By: /s/ A. Dev Chodry Name: A. Dev Chodry Title: Managing Member
Dated as of August 26, 2016	/s/ A. Dev Chodry A. Dev Chodry

Dated as of August 26, 2016	/s/ Craig Effron Craig Effron

Dated as of August 26, 2016	/s/ Curtis Schenker Curtis Schenker